Exhibit 99.2

Annual Statement as to Compliance

For the Year Ended December 31, 2008

United States Department of Education

College and University Facility Loan Trust Two

Pursuant to Section 206 and 207 of the Servicing Agreement, I attest that:

(i)                                     A review of the activities and performance of Capmark Finance Inc. as Master Servicer during the period under this Servicing Agreement, has been made under my supervision, and, to the best of my knowledge, based on such review, Capmark Finance Inc. as Master Servicer, has fulfilled in all material respects, all of its duties, responsibilities, or obligations under this Servicing Agreement throughout the period.

(ii)                                  I confirm that Capmark Finance Inc. as Master Servicer is in compliance with the requirements of Section 202.

Capmark Finance Inc.

By:	Mark E. McCool
Title:	Managing Director
Date:	February 20, 2009

Inv. 3 Lib G

Capmark Finance Inc.
116 Welsh Road
Real Estate Finance, Investments, Services	Horsham, Pa 19044